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Exhibit 99.1
FOR IMMEDIATE RELEASE

Yahoo! Reports First Quarter 2000 Financial Results

Company Posts $228 Million in Revenues and $63 Million in Pro Forma Net Income

    SANTA CLARA, Calif.—April 5, 2000—Yahoo! Inc. (Nasdaq: YHOO) today reported net revenues totaling $228,384,000 for the first quarter ended March 31, 2000, compared to net revenues of $103,878,000 for the first quarter of 1999, an increase of 120 percent. Pro forma net income for the quarter was $63,251,000 or $0.10 per share diluted, excluding acquisition-related charges, employer payroll taxes on gains realized by employees from non-qualified stock option exercises, and a gain from the exchange of certain equity investments. This compares to pro forma net income of $17,734,000 or $0.03 per share diluted for the comparable period in the previous year, excluding acquisition-related charges. Including acquisition-related charges, employer payroll taxes on non-qualified options, and a $40,656,000 gain from the exchange of the equity investments, net income for the first quarter ended March 31, 2000 was $77,851,000 or $0.13 per share diluted, compared to net income of $1,796,000 or $0.00 per share diluted reported in the comparable period of the previous year.

    "Our results in the first quarter continue to demonstrate that we have created a global service that resonates with users and a business with inherent self-reinforcing scale from which strong financial results can be derived," said Tim Koogle, chairman and CEO of Yahoo!. "We intend to leverage our powerful platform and aggressively extend our position as much as possible on all fronts as we go forward."

    "In the first quarter, our unique position enabled us to move quickly and effectively to expand the breadth and depth of services we offer consumers, clients and partners worldwide," said Jeff Mallett, president and chief operating officer, Yahoo!. "Consistent with our goal to enable users to find information, connect with anybody, or buy anything, we continued to expand our media, communications and commerce services during the quarter. In addition, we further enhanced the platform we provide for advertisers, merchants, businesses, and content and service providers to reach their global audiences."

    In a separate announcement today, Yahoo! said it has named Susan Decker, Global Head of Research at Donaldson, Lufkin & Jenrette, as Yahoo!'s new chief financial officer and senior vice president of finance and administration. Decker will join Yahoo! in June 2000, succeeding Gary Valenzuela, the company's current chief financial officer. Valenzuela plans to retire in July and will work closely with Decker to transition the CFO role.

Audience Growth

    During March 2000, Yahoo!'s global audience grew to more than 145 million unique users worldwide, including 14 million users in Japan. Yahoo!'s global registration base grew to more than 125 million cumulative registrations for Yahoo! member services. The company's traffic increased to a record 625 million page views per day on average during March, compared to an average of 465 million page views per day in December 1999. Yahoo! Japan's traffic, which is included in these page view totals, increased to more than 65 million page views per day during March from more than 39 million per day in December 1999. Yahoo!'s non-U.S. operations, excluding Yahoo! Japan, represented 14 percent of total consolidated revenues during the first quarter. The company's combined reach among home and work users was 61 percent in the United States during February 2000 (Media Metrix).

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Yahoo! Reports First Quarter 2000 Financial Results/Page 2

    During the first quarter, Yahoo! launched Yahoo! Argentina, the company's 22nd local business operation outside the United States. Yahoo! continued to deepen relationships with leading distribution and wireless providers during the quarter to make Yahoo! content and services available to consumers from any device, anywhere, anytime. In addition to relationships with Sprint, Motorola and Palm, Yahoo! recently entered wireless agreements with four additional companies around the world, including Bell Mobility in Canada, Siemens in Germany, Telenor in Norway, and Radiolinja in Denmark.

    Yahoo! continues to extend its brand through key relationships with leading offline brands.
BlueLight.com, Kmart's free Internet service featuring Yahoo! personalizable content and services, surpassed the one-million new subscriber mark during March, just three months after launch. Yahoo! and Pepsi announced a joint online and offline interactive promotional program, Pepsi Stuff.com. As part of this under-the-cap promotion, Yahoo!'s logo will appear on the front of 1.5 billion Pepsi beverage labels and on point-of-purchase materials in approximately 50,000 retail stores nationwide.

    Throughout 2000, Yahoo! plans to continue expanding the extensive array of content and services it offers consumers worldwide, building the only place anyone in the world needs to go to find information, get connected with anyone or to buy anything.

Commerce Services

    Yahoo!'s strategy includes being the world's largest enabler of transactions by providing buyers and sellers the most diverse set of commerce services on the Web. During the first quarter of 2000, Yahoo! enabled more than $1 billion of online transactions through the Yahoo! global network, which includes Yahoo! Japan. Yahoo! Shopping now features 10,500 merchants, and includes today's most popular offline and online brands.

    Yahoo! Auctions, the world's leading free auction service, has now surpassed 2.5 million active daily listings, up from 1.5 million active daily listings in December 1999. In addition, Yahoo! launched auctions in Taiwan, bringing the company's total number of localized auctions services outside the U.S. to 17 countries in 11 languages. In addition, Yahoo! acquired Arthas.com (d.b.a. dotBank.com) to provide buyers and sellers with a personal payment service to more easily complete transactions. During the first quarter, Yahoo! also launched Yahoo! B2B Marketplace, a comprehensive directory of variable and fixed-priced listings of equipment, inventory and product listings from business-to-business commerce sites, to enable companies to purchase products and services more cost efficiently and effectively.

Communications Services

    Yahoo!'s global communications platform, which has scaled to become one of the largest in the world, grew rapidly in the first quarter, delivering 3.6 billion messages on Yahoo! Mail and Yahoo! Messenger in March. The company's community services, Yahoo! Clubs and Yahoo! GeoCities, also experienced significant growth in the quarter, with the services now comprised of 7.8 million homesteaders at the end of March.

    Further supporting its goal to continue expanding and integrating advanced voice services throughout its global network, Yahoo! recently acquired MyQuest, a leading telecommunications technology provider, and completed an investment in Net2Phone, a leading provider of Internet telephony services worldwide. Yahoo! also added real-time, full duplex voice to its Yahoo! Messenger service and began offering integrated voice in popular areas such as news, enabling Yahoo! consumers to voice their opinions on a variety of topics. In addition, Yahoo! also launched Yahoo! Photos and Yahoo! Invites.

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Yahoo! Reports First Quarter 2000 Financial Results/Page 3

Media Services

    During the first quarter, Yahoo! extended its media business, continuing to provide one of the Web's leading independent content distribution platforms. Yahoo! Broadcast Services continued to scale as the company hosted and distributed more than 11 million hours of audio and video programming during the month of March. Yahoo! also launched Yahoo! FinanceVision, a live network integrating live video, data, text and personalized programming. In addition, Yahoo! Hong Kong and Chinastar Entertainment teamed to provide consumers with online access to view popular Chinese language movies and TV programs, and Yahoo! Taiwan featured a live Internet broadcast of the Taiwan elections.

Advertiser, Merchant and Business Services

    During the quarter, Yahoo! continued to develop innovative and integrated marketing solutions through its interactive Fusion MarketingTM services. In addition to Pepsi, Yahoo! served 3,565 advertisers and merchants during the first quarter, including more than 1,250 clients outside the United States. Major new accounts and brands include Audi, Benetton, China Airlines, Frito-Lay, H&R Block, National Discount Brokers and Paramount Pictures. Yahoo! welcomed several premier merchants in the quarter, including ARTISTdirect Network, Pets.com, telstreet.com and Wrenchead.com. Yahoo! also served more than 650 business services clients, with key new accounts including Arthur Andersen, Computer Associates, Raytheon, 7-Eleven and 20th Century Fox.

About Yahoo!

    Yahoo! Inc. is a global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 145 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The company also provides online business services designed to enhance the Web presence of Yahoo!'s clients, including audio and video streaming, store hosting and management, and Web site tools and services. The company's global Web network includes 22 local World properties outside the United States. Yahoo! has offices in Europe, the Asia Pacific, Latin America, Canada and the United States, and is headquartered in Santa Clara, Calif.

    This announcement contains forward-looking statements that involve risks and uncertainties, including those relating to the company's ability to grow its user and advertiser bases, its advertising and commerce revenues, and the company's ability to continue to generate profits and positive cash flow from operations. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the increasingly competitive and constantly changing environment for advertising sales and for Yahoo! branded services, uncertainties associated with the Web as an advertising and commerce medium, the company's dependence on advertising revenues and on third parties for technology, content, and distribution, and the company's ability to successfully integrate its acquired companies. More information about potential factors that could affect the company's business and financial results is included in the company's Annual Report on Form 10-K for the year ended Dec. 31, 1999, including (without limitation) under the captions, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Competition," "Proprietary Rights," and "Risk Factors," which is on file with the Securities and Exchange Commission (http://www.sec.gov). Many of the electronic commerce transactions described in this release do not result in revenues to Yahoo!. In addition, overall revenues from electronic commerce transactions have not been significant to Yahoo! in the past. Nothing can or should be inferred about Yahoo!'s future revenues or financial results from the information contained in this press release. The accompanying condensed consolidated statements of operations and balance sheets are an integral part of this announcement.

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Yahoo! Reports First Quarter 2000 Financial Results/Page 4

    Yahoo!, the Yahoo! logo, and Fusion Marketing are trademarks and/or registered trademarks of Yahoo! Inc.
All other trademarks and/or registered trademarks are the property of their respective owners.

# # #

Contacts:
Gary Valenzuela
Chief Financial Officer and
  Senior Vice President, Finance & Administration
Yahoo! Inc.
(408) 731-3350

investor_relations@yahoo-inc.com

Diane Hunt
Senior Director, Corporate Communications
Yahoo! Inc.
(408) 731-3441

diane@yahoo-inc.com

Yahoo! Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2000	1999
Net revenues	$228,384	$103,878
Cost of revenues	32,373	18,807

Gross profit	196,011	85,071

Operating expenses:
Sales and marketing	75,123	42,762
Product development	20,716	13,988
General and administrative	12,385	8,409

Total operating expenses	108,224	65,159

Income from operations	87,787	19,912
Investment income, net	16,067	8,123
Minority interests in operations of consolidated subsidiaries	(1,837)	(325)

Income before income taxes	102,017	27,710
Provision for income taxes	38,766	9,976

Pro forma net income	$63,251	$17,734

Pro forma net income per share—diluted	$0.10	$0.03

Shares used in per share pro forma calculation—diluted	613,095	594,926

Note:	The above unaudited pro forma condensed consolidated statements of operations exclude the effects of the following (in thousands):
  -
  During the quarter ended March 31, 2000, acquisition-related charges of $415 were attributable to the merger with Arthas.com.

  -
  During the quarter ended March 31, 1999, acquisition-related charges included $462 attributable to the merger with NetRoadshow and $9,775 of in-process research and development.

  -
  Employer payroll taxes assessed on gains realized by employees of $6,350 in the quarter ended March 31, 2000.

  -
  Amortization of purchased technology and goodwill.

  -
  Investment income for the quarter ended March 31, 2000 of $40,656 from a gain from the exchange of certain equity investments.

  The above also assumes 38% and 36% effective tax rates for the pro forma presentation of the quarters ended March 31, 2000 and 1999, respectively.

  The above share and per share calculations reflect the 2-for-1 stock split effective on February 14, 2000.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2000	1999
Net revenues	$228,384	$103,878
Cost of revenues	32,373	18,807
Amortization of purchased technology	2,094	1,966

Total cost of revenues	34,467	20,773

Gross profit	193,917	83,105

Operating expenses:
Sales and marketing	75,123	42,762
Product development	20,716	13,988
General and administrative	12,385	8,409
Payroll taxes on option exercises (1)	6,350	—
Amortization of intangibles	4,062	3,203
Acquisition-related costs (2)	415	10,237

Total operating expenses	119,051	78,599

Income from operations	74,866	4,506
Investment income, net (3)	56,723	8,123
Minority interests in operations of consolidated subsidiaries	(1,837)	(325)

Income before income taxes	129,752	12,304
Provision for income taxes	51,901	10,508

Net income	$77,851	$1,796

Net income per share—diluted	$0.13	$0.00

Shares used in per share calculation—diluted	613,095	594,926

Note:	The above share and per share calculations reflect the 2-for-1 stock split effective on February 14, 2000. All notes are in thousands.
(1)
In September 1999, the FASB issued a Staff announcement which requires employer payroll taxes assessed on stock option gains realized by employees to be recorded in the income statement.

(2)
Acquisition-related costs consist of the following:

-
During the quarter ended March 31, 2000, acquisition-related charges of $415 were attributable to the merger with Arthas.com.

-
During the quarter ended March 31, 1999, acquisition-related charges included $462 attributable to the merger with NetRoadshow and $9,775 of in-process research and development.

(3)
Investment income for the quarter ended March 31, 2000 includes a $40,656 gain from the exchange of certain equity investments.

Yahoo! Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2000	December 31, 1999
	(unaudited)	(audited)
ASSETS
Cash, cash equivalents, and investments in marketable debt securities	$1,175,252	$961,116
Accounts receivable, net	59,719	54,426
Property and equipment, net	64,391	58,111
Investments in marketable equity securities	368,554	250,966
Other assets	225,117	145,202

Total assets	$1,893,033	$1,469,821

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable	$14,521	$13,457
Accrued expenses and other liabilities	116,949	100,561
Deferred revenue	114,899	90,708

Total liabilities	246,369	204,726

Minority interests in consolidated subsidiaries	25,852	3,790

Stockholders' equity:
Common Stock	1,447,785	1,144,179
Retained earnings (accumulated deficit)	63,844	(11,553)
Accumulated other comprehensive income	109,183	128,679

Total stockholders' equity	1,620,812	1,261,305

	$1,893,033	$1,469,821

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Yahoo! Reports First Quarter 2000 Financial Results
Yahoo! Inc. Unaudited Pro Forma Condensed Consolidated Statements of Operations (in thousands, except per share amounts)
Yahoo! Inc. Unaudited Condensed Consolidated Statements of Operations (in thousands, except per share amounts)
Yahoo! Inc. Condensed Consolidated Balance Sheets (in thousands)